Exhibit 99.1

El Pollo Loco Holdings, Inc. Announces

Fourth Quarter 2025 Financial Results

COSTA MESA, CA – March 12, 2026 – El Pollo Loco Holdings, Inc. (Nasdaq: LOCO) today announced financial results for the 14- and 53-week periods ended December 31, 2025.

Highlights for the fourth quarter ended December 31, 2025 compared to the fourth quarter ended December 25, 2024 were as follows:

●	Total revenue was $123.5 million compared to $114.3 million.
●	System-wide comparable restaurant sales(1) increased by 2.1%.
●	Income from operations was $10.3 million compared to $9.0 million.
●	Restaurant contribution(1) was $17.9 million, or 17.5% of company-operated restaurant revenue, compared to $16.0 million, or 16.7% of company-operated restaurant revenue.
●	Net income was $6.5 million, or $0.22 per diluted share, compared to net income of $6.0 million, or $0.20 per diluted share.
●	Adjusted net income(1) was $7.3 million, or $0.25 per diluted share, compared to $5.9 million, or $0.20 per diluted share.
●	Adjusted EBITDA(1) was $16.9 million, compared to $14.3 million.

--------------------

(1)	System-wide comparable restaurant sales, restaurant contribution, adjusted net income and adjusted EBITDA are not presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and are defined under “Definitions of Non-GAAP and other Key Financial Measures” below. A reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measure is included in the accompanying financial data. See also “Non-GAAP Financial Measures” below.

“During the quarter, we not only delivered positive same store sales growth but also achieved growth in restaurant-level margins. As we look ahead, our priority for 2026 is clear: to drive sustainable traffic growth across our system and thoughtfully accelerate new restaurant growth in new markets,” said Liz Williams, Chief Executive Officer of El Pollo Loco Holdings, Inc. “We will achieve this goal while maintaining margin discipline and unit economics. With the momentum we’ve built across our strategic drivers and a strengthened leadership team and board, we have tremendous confidence in our ability to accelerate growth over the next several years and we believe we are well-positioned to become the nation’s favorite fire-grilled chicken restaurant.”

Fourth Quarter 2025 Financial Results

Company-operated restaurant revenue in the fourth quarter of 2025 increased to $102.4 million, compared to $95.6 million in the fourth quarter of 2024. The Company’s fourth quarter of 2025 included 14 weeks compared to 13 weeks in the fourth quarter of 2024. Revenue attributed to the additional operating week was $5.3 million. In addition, the increase in comparable company-operated restaurant revenue was 0.4%. The company-operated comparable sales increase consisted of a 2.7% increase in average check size, partially offset by a 2.3% decline in transactions.

Franchise revenue in the fourth quarter of 2025 increased 15.5% to $13.0 million. The increase was primarily due to $0.5 million in additional franchise revenue related to the additional week recognized in a 14-week quarter compared to the 13-week comparable quarter in 2024, $0.4 million in revenue recognized related to terminated franchise development agreements. In addition, the increase was also due to a 3.3% increase in franchise comparable store sales and franchise revenue associated with nine franchise-operated restaurant openings during or subsequent to the fourth quarter of 2024. The 3.3% increase in comparable franchise store sales consisted of a 2.5% increase in average check size and a 0.8% increase in transactions.

Income from operations in the fourth quarter of 2025 was $10.3 million, compared to $9.0 million in the fourth quarter of 2024. Restaurant contribution was $17.9 million, or 17.5% of company-operated restaurant revenue, compared to $16.0 million, or 16.7% of company-operated restaurant revenue in the fourth quarter of 2024. The increase in restaurant contribution as a percentage of company-operated restaurant revenue was largely due to better operating efficiencies combined with higher menu prices.

General and administrative expenses in the fourth quarter of 2025 were $13.1 million, compared to $11.1 million in the fourth quarter of 2024. The increase for the quarter was primarily due to $1.2 million in incremental labor and related costs, $0.7 million in restructuring and executive transitions costs and $0.8 million in other general and administrative costs, partially offset by $0.7 million in lower management bonus expense.

Net income for the fourth quarter of 2025 was $6.5 million, or $0.22 per diluted share, compared to net income of $6.0 million, or $0.20 per diluted share, in the fourth quarter of 2024. Adjusted net income was $7.3 million, or $0.25 per diluted share, during the fourth quarter of2025, compared to $5.9 million, or $0.20 per diluted share, during the fourth quarter of 2024.

As of December 31, 2025, after net pay down of $20.0 million on its five-year senior-secured revolving credit facility (the “2022 Revolver”) during the fifty-three weeks, the Company’s outstanding debt balance was $51.0 million with $6.2 million in cash and cash equivalents.

Subsequent Events

Subsequent to the quarter-end, the Company paid down an additional $5.0 million on its 2022 Revolver, resulting in outstanding borrowings of $46.0 million as of March 12, 2026.

Outlook

The Company is providing the following expectations for 2026:

●	System-wide comparable restaurant sales growth of 1.0% to 3.0%
●	The opening of three to four company-operated restaurants and 15 to 16 franchised restaurants.
●	Capital spending between $37.0 million and $40.0 million.
●	G&A expense between $52.0 million and $54.0 million, excluding one-time costs.
●	Adjusted EBITDA[1] between $66.0 million and $68.0 million
●	Estimated effective income tax rate of approximately 29.0% before discrete items.

The company is providing the following expectations for 2027 and 2028:

●	System-wide comparable restaurant sales growth of low-single-digits.
●	System-wide restaurant growth of mid-single-digits.

1 A reconciliation of the forward-looking fiscal 2026 Adjusted EBITDA to net income cannot be provided without unreasonable effort because of the inherent difficulty of accurately forecasting the occurrence and financial impact of the various adjusting items necessary for such reconciliation that have not yet occurred, are out of our control, or cannot be reasonably predicted.

●	Adjusted EBITDA growth of high-single-digits.

Definitions of Non-GAAP and other Key Financial Measures

System-Wide Sales are neither required by, nor presented in accordance with GAAP. System-wide sales are the sum of company-operated restaurant revenue and sales from franchised restaurants. The Company’s total revenue in the consolidated statements of income is limited to company-operated restaurant revenue and franchise revenue from the Company’s franchisees. Accordingly, system-wide sales should not be considered in isolation or as a substitute for our results as reported under GAAP. Management believes that the presentation of system-wide sales provides useful information to investors, because it is a measure that is widely used in the restaurant industry, including by our management, to evaluate brand scale and market penetration. System-wide sales do not include the eight currently licensed stores in the Philippines. The total number of currently licensed stores reflects the closure of two licensed restaurants during the fiscal year ended December 31, 2025.

Company-Operated Restaurant Revenue consists of sales of food and beverages in company-operated restaurants net of promotional allowances, employee meals, and other discounts. Company-operated restaurant revenue in any period is directly influenced by the number of operating weeks in such period, the number of open restaurants, and comparable restaurant sales. Seasonal factors and the timing of holidays cause our revenue to fluctuate from quarter to quarter. Our revenue per restaurant is typically lower in the first and fourth quarters due to reduced January and December transactions and higher in the second and third quarters. As a result of seasonality, our quarterly and annual results of operations and key performance indicators such as company-operated restaurant revenue and comparable restaurant sales may fluctuate.

Comparable Restaurant Sales reflect year-over-year sales changes for comparable company-operated, franchised and system-wide restaurants. A restaurant enters our comparable restaurant base the first full week after it has operated for 15 months. Comparable restaurant sales exclude restaurants closed during the applicable period. At December 31, 2025, there were 482 comparable restaurants, 170 company-operated and 312 franchised. Comparable restaurant sales indicate the performance of existing restaurants, since new restaurants are excluded. Comparable restaurant sales growth can be generated by an increase in the number of meals sold and/or by increases in the average check amount, resulting from a shift in menu mix and/or higher prices resulting from new products or price increases. Because other companies may calculate this measure differently than we do, comparable restaurant sales as presented herein may not be comparable to similarly titled measures reported by other companies. Management believes that comparable restaurant sales is a valuable metric for investors to evaluate the performance of our store base, excluding the impact of new stores and closed stores.

Restaurant Contribution and Restaurant Contribution Margin are neither required by, nor presented in accordance with, GAAP. Restaurant contribution is defined as company-operated restaurant revenue less company restaurant expenses, which includes food and paper cost, labor and related expenses, and occupancy and other operating expenses, where applicable. Restaurant contribution therefore excludes franchise revenue, franchise advertising fee revenue and franchise expenses as well as certain other costs, such as general and administrative expenses, franchise expenses, depreciation and amortization, asset impairment and closed-store reserve, loss on disposal of assets and other costs that are considered corporate-level expenses and are not considered normal operating costs of our restaurants. Accordingly, restaurant contribution is not indicative of overall Company results and does not accrue directly to the benefit of stockholders because of the exclusion of certain corporate-level expenses. Restaurant contribution margin is defined as restaurant contribution as a percentage of net company-operated restaurant revenue. Restaurant contribution and restaurant contribution margin are supplemental measures of operating performance of our restaurants, and our calculations thereof may not be comparable to those reported by other companies. Restaurant contribution and restaurant contribution margin have limitations as analytical tools, and you should not consider them in isolation, or superior to, or as substitutes for the analysis of our results as reported under GAAP. Management uses restaurant contribution and restaurant contribution margin as key metrics to evaluate the profitability of incremental sales at our restaurants, to evaluate our restaurant performance across periods, and to evaluate our restaurant financial performance compared with our competitors. Management believes that restaurant contribution and restaurant contribution margin are important tools for investors, because they are widely-used metrics within the restaurant industry to evaluate restaurant-level productivity, efficiency, and performance. Management further believes restaurant level operating margin is useful to investors to highlight trends in our core business that may not otherwise be apparent to investors when relying solely on GAAP financial measures.

EBITDA and Adjusted EBITDA are neither required by, nor presented in accordance with, GAAP. EBITDA represents net income (loss) before interest expense (net of interest income), provision (benefit) for income taxes, depreciation, and amortization, and Adjusted EBITDA represents net income (loss) before interest expense (net of interest income), provision (benefit) for income taxes, depreciation, amortization, and items that we do not consider representative of our ongoing operating performance, as identified in the reconciliation table included under “Unaudited Reconciliation of Net

Income to EBITDA and Adjusted EBITDA” in the accompanying financial tables at the end of this release. EBITDA and Adjusted EBITDA as presented in this release are supplemental measures of our performance that are neither required by, nor presented in accordance with, GAAP. EBITDA and Adjusted EBITDA are not measurements of our financial performance under GAAP and should not be considered as alternatives to net income, operating income, or any other performance measures derived in accordance with GAAP, or as alternatives to cash flow from operating activities as a measure of our liquidity. In addition, in evaluating EBITDA and Adjusted EBITDA, you should be aware that in the future we will incur expenses or charges such as those added back to calculate EBITDA and Adjusted EBITDA. Our presentation of EBITDA and Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items.

EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation, or as substitutes for analysis of our results as reported under GAAP. Some of these limitations are (i) they do not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments, (ii) they do not reflect changes in, or cash requirements for, our working capital needs, (iii) they do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt, (iv) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements, (v) they do not adjust for all non-cash income or expense items that are reflected in our statements of cash flows, (vi) they do not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our on-going operations, and (vii) other companies in our industry may calculate these measures differently than we do, limiting their usefulness as comparative measures. We compensate for these limitations by providing specific information regarding the GAAP amounts excluded from such non-GAAP financial measures. We further compensate for the limitations in our use of non-GAAP financial measures by presenting comparable GAAP measures more prominently.

Management believes that EBITDA and Adjusted EBITDA facilitate operating performance comparisons from period to period by isolating the effects of some items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies. These potential differences may be caused by variations in capital structures (affecting interest expense), tax positions (such as the impact on periods or companies of changes in effective tax rates or NOLs) and the age and book depreciation of facilities and equipment (affecting relative depreciation expense). We also present EBITDA and Adjusted EBITDA because (i) management believes that these measures are frequently used by securities analysts, investors and other interested parties to evaluate companies in our industry, (ii) management believes that investors will find these measures useful in assessing our ability to service or incur indebtedness, and (iii) we use EBITDA and Adjusted EBITDA internally for a number of benchmarks, including to compare our performance to that of our competitors.

Adjusted Net Income is neither required by, nor presented in accordance with, GAAP. Adjusted net income represents net income adjusted for (i) costs (or gains) related to loss (or gains) on disposal of assets and asset impairment and closed store costs reserves, (ii) expenses related to special legal and professional fees, (iii) extraordinary legal settlement costs, (iv) restructuring charges and executive transition costs, (v) insurance proceeds related to reimbursement of lost profits, net of the related costs and (vi) provision for income taxes at a normalized tax rate of 29.0% for both the fourteen and fifty-three weeks ended December 31, 2025, respectively, and 25.6% and 27.2% for the thirteen weeks and fiscal weeks ended December 25, 2024, respectively, which reflects our estimated long-term effective tax rate, including both federal and state income taxes (excluding the impact of the income tax receivable agreement, valuation allowance and other discrete items) and applied after giving effect to the foregoing adjustments. Because other companies may calculate these measures differently than we do, adjusted net income as presented herein may not be comparable to similarly titled measures reported by other companies. Management believes adjusted net income is an important supplement to GAAP measures that enhances the overall understanding of our operating performance and long-term profitability, and enables investors to more effectively compare the Company’s performance to prior and future periods.

Conference Call

The Company will host a conference call to discuss financial results for the fourth quarter of 2025 today at 4:30 PM Eastern Time. Liz Williams, Chief Executive Officer, and Ira Fils, Chief Financial Officer, will host the call.

The conference call can be accessed live over the phone by dialing 201-493-6780. A replay will be available after the call and can be accessed by dialing 412-317-6671; the passcode is 13757075. The replay will be available until Thursday, March 26, 2026. The conference call will also be webcast live from the Company’s corporate website at

investor.elpolloloco.com under the “Events & Presentations” page. An archive of the webcast will be available at the same location on the corporate website shortly after the call has concluded.

About El Pollo Loco

El Pollo Loco (Nasdaq: LOCO) is the nation's leading fire-grilled chicken restaurant known for its craveable, flavorful, and better-for-you offerings. Our menu features innovative meals with Mexican flavors all made in our restaurants daily using quality ingredients. At El Pollo Loco, inclusivity is at the heart of our culture. Our community of over 4,000 employees reflects our commitment to creating a workplace where everyone has a seat at our table. Since 1980, El Pollo Loco has successfully expanded its presence, operating more than 500 company-owned and franchised restaurants across nine U.S. states: Arizona, California, Colorado, Louisiana, Nevada, New Mexico, Texas, Utah and Washington. The Company has also extended its footprint internationally, with eight licensed restaurant locations in the Philippines. For more information or to place an order, visit the Loco Rewards APP or ElPolloLoco.com. Follow us on Instagram, TikTok, Facebook, or X.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact included in this press release are forward-looking statements. Examples of forward-looking statements in this report include, but are not limited to, discussions of our current expectations, projections, intentions, or beliefs relating to our financial condition, results of operations, liquidity, prospects, growth, trends, strategies, and the industry in which we operate. You can identify forward-looking statements because they do not relate strictly to historical or current facts. These statements may include words such as “aim,” “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “outlook,” “potential,” “project,” “projection,” “plan,” “intend,” “seek,” “may,” “could,” “would,” “will,” “should,” “can,” “can have,” “likely,” the negatives thereof and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events.. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those that we expected.

While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. All forward-looking statements are expressly qualified in their entirety by these cautionary statements. You should evaluate all forward-looking statements made in this press release in the context of the risks and uncertainties that could cause outcomes to differ materially from our expectations. These factors include, but are not limited to: [our ability to open new restaurants in new and existing markets; our ability to compete successfully; global economic or other business conditions, including trade policies, tariff and import regulations by the United States, as well as consumer preferences; our ability to attract, develop, assimilate, and retain employees; our vulnerability to regional geographic conditions; our ability to maintain business continuity in the event of a disaster or disruption; impairment of our assets; changes in food and supply costs, especially for chicken, labor, construction and utilities; the impacts public health crises; potential negative publicity; our ability to continue to expand our digital business, delivery orders and catering; concerns about food safety and quality and about food-borne illness; dependence on frequent and timely deliveries of food and supplies; our ability to service our level of indebtedness; the success of our marketing programs, new menu items, advertising campaigns and restaurant designs and remodels; risks related to our dependence on our franchisees, including their vulnerability to economic changes; exposure from our self-insurance programs; obligations under long-term and non-cancelable leases, and our ability to renew leases at the end of their terms; our ability to achieve our corporate responsibility goals; information technology system failures, cybersecurity breaches, or failure to protect our customers’ data or personal information; our ability to enforce and maintain our intellectual property; the impact of federal, state and local laws, including those governing our relationships with our employees fluctuations in our quarterly operating results due to seasonality and other factors; any future offerings of debt or equity securities that may impact the market price of our common stock or dilute existing shareholders’ ownership; the possibility that Delaware law, our organizational documents, our shareholder rights agreement, and our existing and future debt agreements may impede or discourage a takeover; the impact of shareholder activism on our expenses, business and stock price; and other risks set forth in our filings with the Securities and Exchange Commission (SEC) from time to time, including under Item 1A, Risk Factors in our Annual Report on Form 10-K for the year ended December 25, 2024, as well as our annual report on Form 10-K for the year ended December 31, 2025 to be filed with the SEC, as such risk factors may be amended, supplemented or superseded from time to time by other reports we file with the Securities and Exchange Commission, all of which are or will be available online at www.sec.gov.

We caution you that the important factors referenced above may not contain all of the factors that are important to you. In addition, we cannot assure you that we will realize the results or developments we expect or anticipate or, even if substantially realized, that they will result in the consequences we anticipate or affect us or our operations in the ways that we expect. The forward-looking statements included in this press release are made only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as required by law. If we do update one or more forward-looking statements, no inference should be made that we will make additional updates with respect to those or other forward-looking statements. We qualify all of our forward-looking statements by these cautionary statements.

Non-GAAP Financial Measures

To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use the following non-GAAP financial measures that are supplemental measures of the operating performance of our business and restaurants: System-wide sales, Restaurant contribution and restaurant contribution margin, EBITDA and Adjusted EBITDA, and Adjusted net income. Our calculations of these non-GAAP financial measures may not be comparable to those reported by other companies. These measures have limitations as analytical tools, and are not intended to be considered in isolation or as substitutes for, or superior to, financial measures prepared and presented in accordance with GAAP. We use non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons and to evaluate our restaurants’ financial performance against our competitors’ performance. We believe these measures they provide useful information about our operating results, enhance understanding of past performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. These non-GAAP financial measures may also assist investors in evaluating our business and performance relative to industry peers and provide greater transparency with respect to the Company’s financial condition and results of operation.

Additional information about these non-GAAP financial measures (System-wide sales, Restaurant contribution and restaurant contribution margin, EBITDA and Adjusted EBITDA, and Adjusted net income) is provided under “Definitions of Non-GAAP and other Key Financial Measures” above. For a reconciliations of each of these non-GAAP financial measures to the most directly comparable GAAP financial measure, see “Unaudited Reconciliation of System-Wide Sales to Company-Operated Restaurant Revenue and Total Revenue,” “Unaudited Reconciliation of Net Income to EBITDA and Adjusted EBITDA,” “Unaudited Reconciliation of Net Income to Adjusted Net Income” and “Unaudited Reconciliation of Income from Operations to Restaurant Contribution” in the accompanying financial tables at the end of this press release.

Investor Contact:

Investors@elpolloloco.com

Media Contact:

Brittney Shaffer

media@elpolloloco.com

EL POLLO LOCO HOLDINGS, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except share data)

	Fourteen Weeks Ended		Thirteen Weeks Ended		Fifty-Three Weeks Ended		Fifty-Two Weeks Ended
	December 31, 2025		December 25, 2024		December 31, 2025		December 25, 2024
	$	%	$	%	$	%	$	%
Revenue:
Company-operated restaurant revenue	$102,413	82.9	$95,622	83.7	$405,817	82.8	$396,260	83.8
Franchise revenue	12,970	10.5	11,232	9.8	52,389	10.7	45,561	9.6
Franchise advertising fee revenue	8,132	6.6	7,430	6.5	31,840	6.5	31,187	6.6
Total revenue	123,515	100.0	114,284	100.0	490,046	100.0	473,008	100.0
Cost of operations:
Food and paper cost(1)	24,969	24.4	23,974	25.1	100,083	24.7	100,725	25.4
Labor and related expenses(1)	32,276	31.5	30,987	32.4	127,258	31.4	127,179	32.1
Occupancy and other operating expenses(1)	27,242	26.6	24,671	25.8	106,386	26.2	99,280	25.1
Company restaurant expenses(1)	84,487	82.5	79,632	83.3	333,727	82.2	327,184	82.6
General and administrative expenses	13,120	10.6	11,140	9.7	50,258	10.3	46,270	9.8
Franchise expenses	11,286	9.1	10,346	9.1	47,762	9.7	42,307	8.9
Depreciation and amortization	4,177	3.4	3,962	3.5	15,966	3.3	15,717	3.3
Loss on disposal of assets	150	0.1	40	0.0	277	0.1	221	0.0
Gain on recovery of insurance proceeds, property, equipment and expenses	—	—	—	—	—	—	(41)	(0.0)
Loss on disposition of restaurants	—	—	—	—	—	—	7	0.0
Impairment and closed-store reserves	(15)	(0.0)	130	0.1	11	0.0	175	0.0
Total expenses	113,205	91.7	105,250	92.1	448,001	91.4	431,840	91.3

Income from operations	10,310	8.3	9,034	7.9	42,045	8.6	41,168	8.7
Interest expense, net	965	0.8	1,272	1.1	4,470	0.9	5,899	1.2
Income tax receivable agreement income	—	—	(20)	(0.0)	—	—	(20)	(0.0)
Income before provision for income taxes	9,345	7.6	7,782	6.8	37,575	7.7	35,289	7.5
Provision for income taxes	2,805	2.3	1,829	1.6	11,089	2.3	9,605	2.1
Net income	$6,540	5.3	$5,953	5.2	$26,486	5.4	$25,684	5.4
Net income per share:
Basic	$0.22		$0.20		$0.91		$0.86
Diluted	$0.22		$0.20		$0.90		$0.86
Weighted-average shares used in computing net income per share:
Basic	29,259,460		29,183,115		29,178,940		29,850,256
Diluted	29,505,512		29,452,152		29,396,890		30,034,978

(1)	Percentages for line items relating to cost of operations and company restaurant expenses are calculated with company-operated restaurant revenue as the denominator. All other percentages use total revenue.

EL POLLO LOCO HOLDINGS, INC.

UNAUDITED SELECTED CONDENSED CONSOLIDATED BALANCE SHEETS AND SELECTED OPERATING DATA

(dollar amounts in thousands)

	As of
	December 31, 2025	December 25, 2024
Selected Balance Sheet Data:
Cash and cash equivalents	$6,228	$2,484
Total assets	606,648	592,014
Total debt	51,000	71,000
Total liabilities	315,571	331,345
Total stockholders’ equity	291,077	260,669

	Fifty-Three Weeks Ended	Fifty-Two Weeks Ended
	December 31, 2025	December 25, 2024
Selected Operating Data:
Company-operated restaurants at end of period	175	173
Franchised restaurants at end of period	328	325
Company-operated:
Comparable restaurant sales growth	0.3%	2.8%
Restaurants in the comparable base	170	168

EL POLLO LOCO HOLDINGS, INC.

UNAUDITED RESTAURANT COUNTS AT THE BEGINNING AND END OF EACH OF THE LAST THREE FISCAL YEARS

	Fiscal Year Ended
	2025	2024	2023
Company-operated restaurant activity(1):
Beginning of period	173	172	188
Openings	1	2	2
Restaurant sale to Company	1	—	—
Restaurant sale to franchisee	—	(1)	(18)
Closures	—	—	—
Restaurants at end of period	175	173	172
Franchised restaurant activity:
Beginning of period	325	323	302
Openings	8	2	3
Restaurant sale to Company	(1)	—	—
Restaurant sale to franchisee	—	1	18
Closures	(4)	(1)	—
Restaurants at end of period	328	325	323
System-wide restaurant activity:
Beginning of period	498	495	490
Openings	9	4	5
Closures	(4)	(1)	—
Restaurants at end of period	503	498	495
(1)	Our restaurant count includes 503 domestic restaurants and excludes the eight licensed restaurants in the Philippines. This total reflects the closure of two licensed restaurants during the fiscal year ended December 31, 2025.

EL POLLO LOCO HOLDINGS, INC.

UNAUDITED RECONCILIATION OF SYSTEM-WIDE SALES TO COMPANY-OPERATED RESTAURANT REVENUE AND TOTAL REVENUE

(in thousands)

	Fourteen Weeks Ended	Thirteen Weeks Ended	Fifty-Three Weeks Ended	Fifty-Two Weeks Ended
(Dollar amounts in thousands)	December 31, 2025	December 25, 2024	December 31, 2025	December 25, 2024
Company-operated restaurant revenue	$102,413	$95,622	$405,817	$396,260
Franchise revenue	12,970	11,232	52,389	45,561
Franchise advertising fee revenue	8,132	7,430	31,840	31,187
Total Revenue	123,515	114,284	490,046	473,008
Franchise revenue	(12,970)	(11,232)	(52,389)	(45,561)
Franchise advertising fee revenue	(8,132)	(7,430)	(31,840)	(31,187)
Sales from franchised restaurants	185,993	166,626	719,588	699,456
System-wide sales(1)	$288,406	$262,248	$1,125,405	$1,095,716

(1)	System-wide sales do not include the eight licensed stores in the Philippines.

EL POLLO LOCO HOLDINGS, INC.

UNAUDITED RECONCILIATION OF NET INCOME TO EBITDA AND ADJUSTED EBITDA

(in thousands)

	Fourteen Weeks Ended	Thirteen Weeks Ended	Fifty-Three Weeks Ended	Fifty-Two Weeks Ended
	December 31, 2025	December 25, 2024	December 31, 2025	December 25, 2024
Adjusted EBITDA:
Net income, as reported	$6,540	$5,953	$26,486	$25,684
Non-GAAP adjustments:
Provision for income taxes	2,805	1,829	11,089	9,605
Interest expense, net of interest income	965	1,272	4,470	5,899
Depreciation and amortization	4,177	3,962	15,966	15,717
EBITDA	$14,487	$13,016	$58,011	$56,905
Stock-based compensation expense (a)	1,280	1,034	5,396	3,931
Loss on disposal of assets (b)	150	40	277	221
Impairment and closed-store reserves (c)	(15)	130	11	175
Loss on disposition of restaurants (d)	—	—	—	7
Legal settlement (e)	(263)	—	(882)	—
Income tax receivable agreement income (f)	—	(20)	—	(20)
Special legal and professional expenses (g)	139	—	1,696	—
Duplicate rent expense for corporate office relocation (h)	136	—	239	—
ERP software implementation costs (i)	75	—	179	—
Gain on recovery of insurance proceeds (j)	—	—	—	(41)
Restructuring and executive transition costs (k)	782	—	1,660	1,194
Pre-opening costs (l)	125	139	126	336
Adjusted EBITDA	$16,896	$14,339	$66,713	$62,708

(a)	Includes non-cash stock-based compensation.
(b)	Loss on disposal of assets includes the loss or gain on disposal of assets related to retirements and replacement or write-off of leasehold improvements or equipment.
(c)	Includes costs related to impairment of property and equipment and ROU assets and closing restaurants. During both the quarter and year ended December 31, 2025, we did not record any non-cash impairment charges. During the quarter and year ended December 25, 2024, we recorded non-cash impairment charges of $0.1 million, primarily related to the property and equipment assets of two restaurants in Nevada. During both the quarters and years ended December 31, 2025 and December 25, 2024, we recognized less than $0.1 million of closed-store reserve expense related to the amortization of ROU assets, property taxes and CAM payments for our closed locations.
(d)	During the year ended December 25, 2024, we completed the sale of one restaurant within California to an existing franchisee due to an expiring lease term on April 30, 2024. This sale resulted in cash proceeds of $0.1 million and a net loss on sale of restaurant of less than $0.1 million for the year ended December 25, 2024.
(e)	Includes $0.3 million and $0.9 million for the fourteen weeks and fiscal year ended December 31, 2025, respectively, received from legal settlement, net of legal expenses.
(f)	On July 30, 2014, we entered into the TRA. This agreement calls for us to pay to our pre-IPO stockholders 85% of the savings in cash that we realize in our taxes as a result of utilizing our NOLs and other tax attributes attributable to preceding periods. For the quarter and year ended December 25, 2024, income tax receivable agreement (income) expense consisted of the amortization of interest expense and changes in estimates for actual tax returns filed, related to our total expected TRA payments. On May 29, 2024, we terminated most of the obligations under the TRA, with respect to any payments or obligations owed to the FS Equity Partners V, L.P. and FS Affiliates V, L.P. (together, the “Sellers”) thereunder in exchange for a payment to the Sellers of $398,896. As of December 25, 2024, there was no remaining obligations owed on our consolidated balance sheets.
(g)	Consists of legal and professional costs related to shareholder activism and related matters.

(h)	Consists of duplicate rent expense for the corporate headquarter relocation.
(i)	Represents costs incurred in connection with the implementation of new “ERP” system which are included in general and administrative expenses.
(j)	During the fiscal year ended December 25, 2024, the Company recognized gains of less than $0.1 million related to the reimbursement of property and equipment and expenses. The gain on recovery of insurance proceeds and lost profits, net of the related costs, is included in the accompanying condensed consolidated statements of income, for the fiscal year ended December 25, 2024, as a reduction of company restaurant expenses.
(k)	Consists of costs associated with the transition of certain executive officers, such as severance and stock-based compensations costs and costs associated with restructuring certain positions in the organization for the fiscal quarters and years ended December 31, 2025 and December 25, 2024, respectively.
(l)	Pre-opening costs are a component of general and administrative expenses, and consist of costs directly associated with the opening of new restaurants and incurred prior to opening, including management labor costs, staff labor costs during training, food and supplies used during training, marketing costs, and other related pre-opening costs. These are generally incurred over the three to five months prior to opening. Pre-opening costs also include occupancy costs incurred between the date of possession and the opening date for a restaurant.

EL POLLO LOCO HOLDINGS, INC.

UNAUDITED RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME

(dollar amounts in thousands, except share data)

	Fourteen Weeks Ended	Thirteen Weeks Ended	Fifty-Three Weeks Ended	Fifty-Two Weeks Ended
	December 31, 2025	December 25, 2024	December 31, 2025	December 25, 2024
Adjusted net income:
Net income, as reported	$6,540	$5,953	$26,486	$25,684
Provision for taxes, as reported	2,805	1,829	11,089	9,605
Income tax receivable agreement expense	—	(20)	—	(20)
Loss on disposal of assets	150	40	277	221
Loss on disposition of restaurants	—	—	—	7
Impairment and closed-store reserves	(15)	130	11	175
Special other expenses	—	—	—	—
Special dividend	—	—	—	—
Legal Settlements	(263)	—	(882)	—
Special legal and professional fees expense	139	—	1,696	—
Duplicate rent expense for corporate office relocation	136	—	239	—
ERP software implementation costs	75	—	179	—
Gain on recovery of insurance proceeds	—	—	—	(41)
Restructuring and executive transition costs	782	—	1,660	1,194
Provision for income taxes	(3,001)	(2,029)	(11,819)	(10,024)
Adjusted net income	$7,348	$5,903	$28,936	$26,801
Adjusted weighted-average share and per share data:
Adjusted net income per share
Basic	$0.25	$0.20	$0.99	$0.90
Diluted	$0.25	$0.20	$0.98	$0.89
Weighted-average shares used in computing adjusted net income per share
Basic	29,259,460	29,183,115	29,178,940	29,850,256
Diluted	29,505,512	29,452,152	29,396,890	30,034,978

EL POLLO LOCO HOLDINGS, INC.

UNAUDITED RECONCILIATION OF INCOME FROM OPERATIONS TO RESTAURANT CONTRIBUTION

(dollar amounts in thousands)

	Fourteen Weeks Ended	Thirteen Weeks Ended	Fifty-Three Weeks Ended	Fifty-Two Weeks Ended
	December 31, 2025	December 25, 2024	December 31, 2025	December 25, 2024
Restaurant contribution:
Income from operations	$10,310	$9,034	$42,045	$41,168
Add (less):
General and administrative expenses	13,120	11,140	50,258	46,270
Franchise expenses	11,286	10,346	47,762	42,307
Depreciation and amortization	4,177	3,962	15,966	15,717
Loss on disposal of assets	150	40	277	221
Gain on recovery of insurance proceeds, property, equipment and expenses	—	—	—	(41)
Franchise revenue	(12,970)	(11,232)	(52,389)	(45,561)
Franchise advertising fee revenue	(8,132)	(7,430)	(31,840)	(31,187)
Impairment and closed-store reserves	(15)	130	11	175
Loss on disposition of restaurants	—	—	—	7
Restaurant contribution	$17,926	$15,990	$72,090	$69,076

Company-operated restaurant revenue:
Total revenue	$123,515	$114,284	$490,046	$473,008
Less:
Franchise revenue	(12,970)	(11,232)	(52,389)	(45,561)
Franchise advertising fee revenue	(8,132)	(7,430)	(31,840)	(31,187)
Company-operated restaurant revenue	$102,413	$95,622	$405,817	$396,260

Restaurant contribution margin (%)	17.5%	16.7%	17.8%	17.4%